EXHIBIT 10.26

AGREEMENT

THIS AGREEMENT, with Effective Date of January 5, 2009, is made by and amongst Patient Safety Technologies, Inc., a Delaware Corporation, (the “Company”), having its principal offices at 43460 Ridge Park Drive, Suite 140, Temecula, CA 92590, and David I. Bruce (“Executive”).

WHEREAS, Executive and the Company desire to set forth the terms and conditions of Executive’s employment with the Company by entering into this Agreement regarding each parties’ respective rights and obligations as set forth herein; and

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)           “Annual Base Salary” shall mean Executive’s rate of regular base annual compensation prior to any reduction under (i) a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code or (ii) any plan or arrangement deferring any base salary.

(b)           “Board” shall mean the Board of Directors of the Company.  The Board may delegate its authority to a  committee of the Board (the “Committee”), including without limitation a remuneration committee, which shall consist of outside directors as defined under Section 162(m) of the Code, and related Treasury regulations, and “non-employee directors” as defined under Rule-16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).  Unless otherwise specified in the Agreement, the term “Board” shall include any Committee (or sub-committee) to which the Board’s authority has been delegated to.

(c)           “Cause” any of the following (i) conviction of Executive by a court of competent jurisdiction of any felony or a crime involving moral turpitude; (ii) Executive’s knowing failure or refusal to follow reasonable instructions of the Board or reasonable policies, standards and regulations of the Company or its affiliates; (iii) Executive’s failure or refusal to faithfully and diligently perform the usual, customary duties of his employment with the Company or its affiliates; (iv) fraudulent conduct by Executive; (v) conduct by Executive that materially discredits the Company or any affiliate or is materially detrimental to the reputation, character and standing of the Company or any affiliate, or (vi) a material breach of the terms of this Agreement, including any of the provisions in Section 5 of this Agreement.

(d)           “Change in Control” shall mean a determination (which may be made effective as of a particular date specified by the Board) by the Board, made by a majority vote that a change in control has occurred, or is about to occur.  Such a change shall not include, however, a restructuring, reorganization, merger or other change in capitalization in which the persons who own an interest in the Company on the date hereof (the “Current Owners”) (or any individual or entity which receives from a Current Owner an interest in the Company through will or the laws of descent and distribution) maintain more than a fifty percent (50%) interest in the resultant entity.  Regardless of the vote of the Board or whether or not the Board votes, a Change in Control will be deemed to have occurred as of the first day any one (1) or more of the following subsections shall have been satisfied:

Any Person (other than the Person in control of the Company as of the date of this Agreement, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than thirty five percent (35%) of the combined voting power of the Company’s then outstanding securities;

The stockholders of the Company approve:

a plan of complete liquidation of the Company;

an agreement for the sale, license or disposition of all or;

substantially all of the Company’s assets; or

A merger, consolidation or reorganization of the Company with or involving any other company, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization

Notwithstanding the foregoing, a Change in Control as defined in subsections (i) and (ii) above shall not be deemed to have occurred unless the majority of members of the Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election.

(e)            “Code” shall mean the Internal Revenue Code of 1986, as amended, and, as applicable, Treasury Regulations promulgated thereunder.

(f)           “Company” shall mean Patient Safety, Inc. and any successor to its business and/or assets which assumes (either expressly, by operation of law or otherwise) and/or agrees to perform this Agreement by operation of law or otherwise (except in determining, under subsection (d) hereof, whether or not any Change in Control of the Company has occurred in connection with such succession).

(g)           “Date of Termination” shall mean with respect to any purported termination of Executive’s employment, (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated for Cause or without Cause by the Company, the date specified in the Company’s notice of termination, (iii) if Executive’s employment is terminated as a result of a Disability, the date on which it is finally determined that Executive is Disabled, and (iv) if Executive terminates his employment for Good Reason or otherwise voluntarily terminates his employment, the date specified in Executive’s notice of termination.

(h)           “Disability” shall mean Executive’s inability for medical reasons to perform the essential duties of Executive’s position for either ninety (90) consecutive calendar days or one hundred twenty (120) business days in a twelve month period by reason of any medically determined physical or mental impairment as determined by a medical doctor selected by written agreement of the Company and Executive upon the request of either party by notice to the other.

(i)           “Good Reason” shall mean a termination of employment by the Executive within two years of any of the following events:

(i)           a material change in the character or scope of Executive’s duties, Annual Base Salary, responsibilities, or authority;

(ii)           the Company’s material breach of the Agreement.

(j)           “Person” shall have the meaning ascribed thereto in Section 3(a)(9) of the Exchange Act, as modified, applied and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) the Company or any of its respective subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its respective subsidiaries (in its capacity as such), or (iii) an underwriter temporarily holding securities pursuant to an offering of such securities.

(k)           “Release” shall mean a general mutual release of the Company and Executive containing a mutual non-disparagement clause and mutually agreed to by the parties hereto.  The Release must be signed by Executive and returned to the Company by no later than the fifth day after the date any applicable review period has expired or if no review period applies, by no later than the twenty-sixth day after the date the Release is provided to Executive.

(l)           “Stock Option Plan” shall mean the Patient Safety, Inc. Employee Stock Option Plan.

2.           Term of this Agreement.  The term of this Agreement shall commence upon the date of this Agreement set forth above and shall continue until the second anniversary of the date of this Agreement; provided however, that the term of this Agreement shall automatically be extended for an additional term of one year on each anniversary (the “Term”) unless either party to this Agreement delivers a written notice of non-extension to the other party by at least ninety (90) days prior to the expiration of the Term.

3.           Duties; Scope of Employment; Compensation and Benefits.

(a)           Position and Duties.  The Company shall employ Executive in the position of Chief Executive Officer of the Company.  During the Term, beginning six months after the Effective Date, Executive will devote substantially all of Executive’s business efforts and time to the Company. Executive agrees not to actively engage in any other material employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, which shall not be unreasonably withheld or delayed.

(b)           Board Membership.  Executive will be appointed to serve as a member of the Board as of the Effective Date, and shall be nominated for each subsequent period, subject to stockholder approval.  Upon Termination, Executive will be deemed to have resigned from the Board voluntarily, without any further required action by Executive.

(c)           Annual Base Salary.  Executive’s Annual Base Salary shall equal Three hundred twenty five thousand Dollars ($325,000). This amount shall be reviewed annually in January of each year by the Board and, in the sole discretion of the Board, may be adjusted upward with such adjustments effective January 1 of the respective year.

(d)           Bonus.  Executive shall be eligible to participate in the Company’s executive bonus plan in accordance with the terms of the executive bonus plan; provided, however, that the minimum target bonus opportunity provided under the executive bonus plan shall not be less than twenty five percent 25% of Executive’s Annual Base Salary.

(e)           Pension and Welfare Plans.  During the Term, Executive and Executive’s dependents, if applicable, shall be entitled to participate in all incentive, savings and retirement plans, health and welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and dismemberment and travel accident insurance plans and programs) sponsored by the Company or its affiliates on the same terms and conditions generally applicable to executives of the Company generally.

(f)           Equity Compensation Grants and Plans.

(iii)           Initial Stock Option Grant. The Company agrees to grant Executive a stock option (the “Option”) for two million shares of common stock of the Company (“Shares”).  Upon the six month anniversary of the Effective Date of this Agreement, 250,000 Shares subject to the Option shall vest and become exercisable and thereafter the remaining Shares shall vest over a forty-two month period at the rate of 1/48th of the total Shares subject to the Option per month with 100% of the Option becoming exercisable on the forty-eighth anniversary of the Effective Date of this Agreement.  Option price will be set at the average of the market close price on the ten trading days prior to Effective Date, but not at a price below $0.60 per share.

(iv)           Equity Compensation Plans.  Executive shall be entitled to continue to participate in any stock option, restricted stock, stock appreciation rights, or any other equity compensation plan or program sponsored by the Company or its affiliates on the same terms and conditions generally applicable to executives of the Company.  Any equity interests or rights to purchase equity interests in the Company held by Executive and issued pursuant to an equity compensation plan shall be administered and subject to the terms of the plan and any amendments thereto.

(g)           Designation as Qualified Performance-Based Compensation.  The Company may determine that any bonus or equity awards issued under Sections 3(c) or 3(e) of this Agreement (“Awards”) shall be considered “qualified performance-based compensation” under Section 162(m) of the Code.  Any Awards shall be administered by the Committee in accordance with this Section 3(f).

(h)           Fringe Benefits and Prerequisites.  Executive shall be entitled to fringe benefits and prerequisites available to executives of the Company in accordance with the plans, practices, programs and policies of the Company from time to time.

(i)           Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the applicable policy of the Company and its affiliated companies.

(j)           Paid Time Off.  Executive shall be entitled to twenty one days per year of paid time off in accordance with the general policy of the Company.

(k)           Change in Control.  Upon Change in Control, all stock options and unvested deferred compensation will immediately vest with suitable opportunity for Executive to exercise such options, plus Executive shall receive a cash payment of two times Annual Base Salary in effect at that time, within 45 days.

4.           Termination.  Notwithstanding anything set forth herein to the contrary, if Executive’s employment with the Company is terminated by the Company or Executive for any reason prior to the six month anniversary of the Effective Date of this Agreement, Executive shall not be entitled to any payments, benefits or other rights under this Section 4.  If Executive’s employment shall terminate upon the occurrence of any of the events listed below after the six month anniversary of the Effective Date of this Agreement, the following provisions shall apply:

(a)           Termination Without Cause; Resignation for Good Reason.

(i)           The Company may remove Executive at any time without Cause from the position in which Executive is employed hereunder upon not less than thirty (30) days’ prior written notice of termination to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment.  In addition, Executive may initiate termination of employment by resigning under this Section 4(a) for Good Reason.  Executive shall give the Company not less than thirty (30) days’ prior written notice of termination of such resignation.

(ii)           Upon any removal or resignation described in Section 4(a)(i) above, the Executive shall be entitled to receive, upon execution of the Release, for a period of twelve (12) months a monthly cash payment equal to the monthly portion of the Executive’s Annual Base Salary in effect immediately before the Executive’s separation from service (“Termination Annul Base Salary”).  Notwithstanding the foregoing, however, if as of the Executive’s removal or resignation described in Section 4(a)(i) above the Executive is a “specified employee” under Section 409A of the Code the Executive shall receive the severance payments specified in this section (4)(a)(ii) as follows:

(1)           for the first six months following his removal or resignation described in Section 4(a)(i) above, Executive shall receive one sixth (1/6) of the lesser of (i) six monthly payments of Executive’s Termination Annual Base Salary or (ii) the amount equal to two (2) times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code, for the year in which Executive terminates employment;

(2)           upon the six (6) month anniversary of Executive’s removal or resignation described in Section 4(a)(i) above, Executive shall receive a lump sum payment equal to six (6) monthly payments of Executive’s Termination Annual Base Salary reduced by the amount Executive was paid under subsection 4(a)(ii)(1) above;

(iii)           Upon any removal or resignation described in Section 4(a)(i) above, the Executive shall also receive:

(1)           A pro rated bonus for the year in which the Executive’s termination of employment occurs.  The pro rated bonus shall be based on the Executive’s highest target percentage annual bonus for the year in which the Executive’s termination occurs, multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the year of his termination and the denominator of which is three hundred sixty five (365).  Payment of the pro rated bonus shall be made to the Executive at the time the Company would have paid a bonus, if any, to the Executive for services performed for the year in which the Executive’s termination of employment occurs, but by no later than March 15 of the year following the year of termination.

(2)           The Executive shall continue to receive the medical coverage and other health and welfare benefits in effect at the Date of Termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed from time to time for employees generally, for twelve (12) months from the Date of Termination.  As an alternative to the foregoing, the Company may elect to pay the Executive cash in lieu of such coverage in an amount equal to the Executive’s after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided).  The COBRA health care continuation coverage period under Section 4980B of the Code, as amended, shall run concurrently with the foregoing benefit period.

(iv) Notwithstanding anything set forth herein to the contrary, in the event that Executive violates the provisions of Section 5(a) of this Agreement after his separation from service, the payments and benefits provided under this Section 4(a) shall cease and all obligations of the Company under this Section 4(a) shall terminate.

(b)           Termination for Cause; Voluntary Resignation Without Good Reason.  In the event that Executive voluntarily terminates his employment for any reason other than Good Reason or in the event that Company terminates Executive for Cause no further payments shall be due under this Agreement, except that Executive shall be entitled to any amounts earned, accrued or owing but not yet paid under Section 3 above and any benefits accrued or earned under the Company’s benefit plans and programs.

(c)           Disability.  In the event that Executive’s employment is terminated due to Disability, Executive shall be entitled to receive all of the benefits described in Section 4(a) above upon execution of a Release except that the monthly payments described in subparagraph (a)(ii)(1) shall be paid for a period of twelve (12) months beginning after Executive’s separation from service.

(d)           Death.  If Executive dies while employed by the Company, the Company shall upon receiving a Release from Executive’s executor, legal representative, administrator or designated beneficiary (the “Heir(s)”) pay to the Heir(s), the following:

(i)           The Heirs shall receive (1) any amounts earned, accrued or owing but not yet paid under Section 3 above, accelerated vesting of the next six months stock options held by Executive, and any benefits accrued or earned under the Company’s benefit plans and programs and (2) a lump sum cash payment equal to twelve (12) months of Executive’s monthly Annual Base Salary at the rate in effect immediately before Executive’s termination of employment.

(e)           Compliance with Section 409A of the Code.  Notwithstanding any other provision of this Agreement, to the extent that (i) any amount paid pursuant to Section 4 of the Agreement is treated as nonqualified deferred compensation pursuant to Section 409A of the Code and (ii) Executive is a “specified employee” pursuant to Section 409A(2)(B) of the Code, then such payments shall be made on the date which is six (6) months after the date of Executive’s separation from service.

5.           Non-Competition, Non-Disclosure and Non-Competition.  In consideration of the promises of the Company made herein, Executive agrees to the following:

(a)           Non-Competition.  Except for the furtherance of the interests of the Company, Executive agrees that he or she will not, during the term of Executive’s employment and for a period of  one (1) year following the date of termination of employment (such period, the “Restricted Period”) do any of the following directly or indirectly within the continental United States, without the prior written consent of the Company:

(i)           solicit or call upon, either directly or indirectly, any employee or independent contractor of the Company to attempt to persuade or induce the employee or independent contractor to terminate employment with the Company and commence employment with another entity;

(ii)           solicit or call upon, either directly or indirectly, any vendor, customer, or prospective customer with whom the Company shall have dealt at any time in connection with any business which is competitive with the business of the Company;

(iii)           influence or attempt to influence any customer or prospective customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

(iv)           own, manage or operate or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, or otherwise with, or use or permit his name to be used in connection with any business or enterprise which is engaged in any business that is competitive with any business or enterprise in which the Company is engaged.

(b)           Non-Disclosure.  Executive agrees not to use or disclose at any time, except with the prior written consent of the Company, any proprietary, trade secret, or confidential information relating to the business of the Company, including, without limitation, information relating to formulas, designs, processes, suppliers, machines, compositions, improvements, inventions, operations, manufacturing, processing, marketing, distributing, selling, cost and pricing data, master files, or customer lists utilized by the Company and all other similar information material to the conduct of the business of the Company, which is not presently generally known to the public and which is or was obtained or acquired by Executive while an employee of the Employer; provided, however, that this Subsection (b) shall not preclude Executive from (i) the use or disclosure of such information that presently is known to the public generally or that subsequently comes into the public domain, other than by way of disclosure in violation of the Agreement or in any other unauthorized fashion, or (ii) disclosure of such information required by law or court order, provided that prior to such disclosure required by law or court order, Executive shall give the Company three (3) business days’ written notice (or, if disclosure is required to be made in less than three (3) business days, such notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith.

(c)           Inventions.  Executive hereby sells, transfers, and assigns to the Company all of the entire right, title, and interest of Executive in and to all inventions, ideas, disclosures, and improvements, whether patented or unpatented, and copyrightable material, made or conceived by Executive, solely or jointly, during his or her employment by the Employer that directly relate to methods, apparatus, designs, products, processes, or devices, sold, leased, used, or under development by the Company, or that otherwise directly relate or pertain to the business, functions, or operations of the Company or that arise from the efforts of Executive during the course of his or her employment with the Employer (the “Inventions”).  Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details, and data pertaining to the Inventions.  Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof.  Any Invention relating to the business of the Company and disclosed or utilized by Executive within one (1) year following the date of Executive’s termination of employment shall be deemed to fall within the provisions of this Subsection (c).

(d)           Acknowledgement.  Executive acknowledges and agrees that the restrictions contained in the foregoing covenants are necessary to protect legitimate interests of the Company and acknowledges that remedies for damages in the event of their violation or potential violation would be inadequate.  Accordingly, Executive agrees that the Company shall be entitled to injunctive relief in the event of any violation by Executive of any provisions of this Section 5.  Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies that the Company may have.  The period of time during which the provisions of this Section 5 will be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction where the injunctive relief is sought.

(e)           Enforceability and Understanding.  If any provision of this Section 5 shall be deemed invalid or unenforceable, either in whole or in part, the Agreement shall be deemed amended to delete or modify, as necessary, the offending provision and to reform the terms thereof to render it valid and enforceable.  This Section 5 contains all the understandings between Executive and the Company pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto.  Executive represents that, in executing the Agreement, Executive does not rely and has not relied upon any representation or statement made by the Company not set forth herein with regard to the subject matter or effect of this Section 5 or otherwise.

6.           Special Reimbursement - Excise tax related to Section 4999 of the Code.

(a)           Payment of Gross-Up.  In the event that Executive becomes entitled to payments or benefits from the Company (the “Total Payments”) which constitute an “excess parachute payment” as defined in Section 280G(b) of the Code subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Company shall cause a payment to be made to Executive of an additional amount (the “Additional Payment”) equal to the sum of (i) the Excise Tax and (ii) such additional sums, such that, after imposition of the Excise Tax and all taxes, including, without limitation, any income, employment and other withholding taxes and Excise Tax (and any interest and penalties imposed with respect thereto) imposed on the amount described in clauses (i) and (ii), Executive shall receive such payments and benefits from the Company free and clear of any taxes, other than income, employment and other withholding taxes that would have been imposed on such payments and benefits, determined without regard to the imposition of the Excise Tax.

(b)           Administration.  All determinations under this Section 6 shall be made by the Company’s independent accounting firm, in their reasonable discretion in consultation with Executive’s accountants. Executive and the Company shall each reasonably cooperate with the other in connection with causing or allowing any shareholder vote on the Total Payments to occur and any administrative or judicial proceedings concerning the existence or amount of any such subsequent liability for amounts described in clauses (i) and (ii) in Section 6(a).  The Company shall solely be responsible for any legal, accounting and other costs and expenses incurred in connection with such shareholder vote and administrative and judicial proceedings.

7.           Miscellaneous.

(a)           Indemnification.  Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s bylaws, including any directors and officers insurance policies, on terms no less favorable than any other executive officer or Director of the Company.

(b)           Legal Costs.  The Company shall reimburse Executive for reasonable legal fees and expenses incurred if Executive prevails on any issue which is the subject of such of a lawsuit or arbitration brought by Executive or the Company as a result of any dispute with any party (including, but not limited to, the Company and/or any affiliate of the Company) regarding the provisions of this Agreement.  Otherwise, Executive and the Company shall be responsible for its own legal fees and expenses in connection with such action.  The Company will reimburse Executive for reasonable legal fees and expenses directly relating to the negotiation of this Agreement.

(c)           Arbitration.  In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators.  Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.

(d)           No Mitigation.  The Company agrees that, if Executive’s employment is terminated during the Term, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company pursuant to this Agreement.

(e)           Successors.  In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled to hereunder if Executive were to terminate Executive’s employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

(f)           Binding Agreement.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive’s estate.

(g)           Notices.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt.

(h)           Amendments.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(i)           Entire Agreement.  Except as otherwise provided, this Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, express or implied, between the parties with respect thereto.

(j)           Applicable Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to the principles of conflict of laws thereof.

(k)           Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(l)           Withholding.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which Executive has agreed.

(m)           Survivorship.  The rights and obligations of the Company and Executive under this Agreement shall survive the expiration of the Term.

(n)           Mutual Intent.  All parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by Executive and the Company to express their mutual intent.  The parties agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption shall arise against or in favor of either party and that no rule of strict construction shall be applied against either party with respect to such ambiguity.

(o)           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(p)           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on January 5, 2009.

PATIENT SAFETY, INC

By:  /s/  Steven H. Kane

Name:   Steven H. Kane
Title:  Chairman of the Board

EXECUTIVE

By:  /s/  David I. Bruce

Name:   David I. Bruce